BNNano, Inc.

BNNano leverages cutting edge materials science innovation to transform, revitalize, revolutionize, and add value to industrial commodities.

Reserve

$100.30 minimum investment

Deadline May 1, 2021
in 3 months

Share Price
$1.70

Valuation
$20,007,705

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

BNNano is an advanced manufacturing company that pioneered the patent-pending NanoBarb™, a unique and enhanced Boron Nitride Nanotube. When added to commodities, NanoBarbs™ improve a material's natural properties, making it extraordinary. NanoBarbs™ are ideal for use in markets such as additive manufacturing, aerospace, automotive, defense, biomedical, fire prevention, thermal management, and water purification.

DEAL HIGHLIGHTS

- BNNano innovated, developed, and owns the IP portfolio protecting the Boron Nitride NanoBarb™
- 2020 Pepperdine Graziadio Business School's Most Fundable Companies® List Winner (Platinum designation)
- Awarded a Cooperative Research and Development Agreement (CRADA) with US Naval Postgraduate School (2020)
- 2020 TechConnect Defense Innovation Awardee

PROBLEM

Nanotechnology is the science and engineering of materials at an atomic and molecular scale. When properly applied, they can use less energy, require fewer raw materials, clean the environment and improve materials.

In the mid-1990s, Boron Nitride Nanotubes, a revolutionary nanomaterial, were first synthesized. Their exceptional physical and chemical properties (i.e., electrical resistivity, superhydrophobicity, thermal stability, thermal conductivity, strength, and stiffness) led NASA, the U.S. Air Force, and numerous academic and governmental labs to identify them as **necessary to advance future technologies**.

Though structurally similar to Carbon Nanotubes, Boron Nitride Nanotubes' unique abilities to withstand higher temperatures, act as electrical insulators and thermal conductors, and increased strength provide key advantages and broader applications. However, Boron Nitride Nanotubes remained an experimental novelty and could not be widely adopted given technological hurdles.

> **“Within the next decade, planes could be capable of traveling across the country by hypersonic flight in less than an hour — all it would take is some boron nitride.”**
>
> *- Business Insider*

—

SOLUTION

Our team’s expertise in the commercialization of new technologies has facilitated the engineering of the **NanoBarb™**, a Boron Nitride Nanotube that solved pervasive problems in nanomaterials.

We began with nanotubes – long, hollow, smooth tubes that are considered one of the strongest material forms but notoriously difficult to use. We focused on boron nitride nanotubes given their significant advantages over carbon nanotubes. Once we mastered our proprietary processes to create boron nitride nanotube, we continued to innovate and improve.



Nanotube

We identified the need for an engineered material that could anchor, strengthen and improve materials. We created the **NanoBarb™**, a boron nitride nanotube with an irregular “rebar-like” surface that prevents them from sticking together by limiting touching points. The **NanoBarb™** is stable at extremely high temperatures, is an electrical insulator and thermal conductor, is more easily integrated by providing better connection/adherence to materials, has costs orders of magnitudes lower than competitors, and has higher quality and purity.


NanoBarb™
TEM Image - 40,000x
Accelerating Voltage
120 kV
50 nm
HEXAGONAL BORON NITRIDE NUCLEATED ON
TYPICAL NANOTUBE

Nanobarb

Nanobarb Attributes


NANOBARB ATTRIBUTES
TOUGHER THAN ARAMID FIBERS
ELECTRICALLY INSULATING
STIFFER THAN STEEL
STRONGER THAN SPIDER SILK
SUPER HYDROPHIC
PIEZOELECTRIC
NEUTRON RADIATION ABSORBING
FIRE RESISTANT
HIGH THERMAL CONDUCTIVITY
HEAT
HIGH TEMPERATURE STABILITY
1000°C

Our **NanoBarb™** uses include:

- **NanoBarb™ Aluminum** increases material strength giving aluminum the potential strength of steel or titanium. Such lighter and stronger materials have immediate lightweighting applications in industries such as automotive, aerospace, space, and defense.
- **NanoBarb™ Copper** introduces new capabilities and benchmarks for next generation thermal management due to its striking thermal property improvements. Applications include electronics and motors.
- **NanoBarb™ Powder** augments and improves performance across numerous applications. Our original product is the foundation for our expanding product portfolio which includes products focused on increasing commodity values. Potential applications include microelectronics, textiles, metals, plastics, and 3D printing.
- **Additional Applications** include fire prevention, water purification, biomedical, hypersonics, composites, radiation protection, and green energy.

But what does that mean?

- It means next-generation applications are now a reality
- It means that aluminum can become as strong as steel or titanium
- It means that copper can provide advanced thermal management solutions
- It means polyester can behave like Kevlar™
- It means heat sinks can be made of plastic
- It means our materials can provide new capabilities in water purification and fire prevention
- It means our materials can enable hypersonic and space applications

BUSINESS MODEL

We are selling around the world to private industry, government labs, and government agencies. Additionally, we maintain an active focus on research and development partnering with academia, US Military, NASA, and government labs around the world. The variety of applications include, but are not limited to, composites, additives, aerospace, biomedical, textiles, defense, water filtration, thermal management, and fire prevention.

Our team's painstaking focus on both our technology and business model enabled an efficient process. This is seen in our streamlined supply chain, manufacturing process, and the ease of use of our material. This facilitates future cost curve reduction, scalability, and flexibility for expanded applications.

While most nanomaterials focus solely on high-value applications, the coupling of our commercially viable manufacturing process with costs significantly lower than any competitor allows BNNano to enter into markets and pursue applications historically excluded.

MARKET

Market


Product Total Addressable Markets
$188 Billion
Additives
$8 Billion
Enhanced Commodity Materials
Copper
$20 Billion
Thermal Management
Aluminum
$160 Billion
Light-Weighting
Additional Markets
Carbon Fiber
Ballistic Protection
Aerospace
Biomedical
Fire Prevention
Textiles
Energy
Radiation Protection
Water Filtration
Additive Manufacturing
Automotive
Corrosion Protection
BNNano

BNNano's innovative Boron Nitride Nanotube **NanoBarb™** is poised to disrupt and fundamentally change industries given the significantly lower cost (compared to all competitors) and the commercially viable manufacturing process. **We anticipate the Product Total Addressable Markets (TAM) at $188 Billion.**

Within the TAM we highlight the following:

- **NanoBarb™ Powder:** When used in industries such as additive manufacturing, our product augments performance with direct application and revenue opportunities in 3D printing, automotive, and aerospace. Such industries are undergoing exponential growth with the market currently estimated at $8 Billion.
- **NanoBarb™ Copper:** addresses a $20 billion market opportunity. Our product improves thermal management of electronic components allowing for increased reliability, increased premature failure, faster microprocessor operation, and higher performance.
- **NanoBarb™ Aluminum:** has immediate applications within the light-weighting industry. Benefits include decreased weight, improved performance, increased fuel efficiencies, and increased vehicle load while maintaining and often improving strength and energy absorption. The current light-weighting market is $200 billion.
- **Additional Markets:** We are also supporting fire prevention and water purification and numerous other markets with significant opportunities such as hypersonics, composites, and green energy, all of which are multi-billion dollar opportunities.


NanoBarb™ Markets
Energy
Water
Metals
Fire
NanoBarb™ Powder
Building Block of all our Products
Makes Ordinary Materials Extraordinary
Space
Ballistic
Thermal Management
Automotive
Composites
Additive Manufacturing

Market

SUCCESS TO DATE

- BNNano owns the IP portfolio, protecting our Boron Nitride NanoBarb™
- 2020 Pepperdine Graziadio Business School's Most Fundable Companies® List Winner (Platinum designation)
- Awarded a Cooperative Research and Development Agreement (CRADA) with US Naval Postgraduate School (2020)
- 2020 TechConnect Defense Innovation Awardee
- 2019: Developed NanoBarb™ Aluminum Master Alloy and patent filed
- 2018: Developed the Boron Nitride NanoBarb™. Innovated a new and unique process to produce Boron Nitride NanoBarbs™ while reducing cost, increasing purity/quality, and establishing scalability. By the end of 2019, BNNano had produced more boron nitride nanomaterial than all other industry competitors combined. Filed patents filed in March 2018.
- 2017: Developed the Boron Nitride Nanotube Process.
- Grew the customer base domestically and internationally across a variety of industries and applications to include microelectronics, metal, department of defense, textiles, water, and universities (USA and International)

Platinum Winner - 2020 Most Fundable Companies - Pepperdine Graziadio Business School

PRESS

- 2020 Most Fundable Companies - Pepperdine | Graziadio Business School
- BNNano Enters CRADA with US Naval Postgraduate School - EIN News, Jan 14, 2021
- Transforming Composite Materials with Boron Nitride NanoBarbs - AZO NANO, Nov 26, 2020
- Aluminum Master Alloy has the Strength of Steel - EIN News, Jun 30, 2020
- BNNano Makes Material with Superhero Strength - BUSINESS North Carolina, Jul 2, 2018
- BNNano Named a 2020 Most Fundable Company - TRIAD Business Journal, Oct 19, 2020

FAQS

BNNano is an advanced manufacturing company that pioneered the patent-pending NanoBarb™, a unique and enhanced Boron Nitride Nanotube. When added to commodities, NanoBarbs™ improve a material's natural properties, making it extraordinary. NanoBarbs™ are ideal for use in markets such as additive manufacturing, aerospace, automotive, defense, biomedical, fire prevention, thermal management, and water purification.

What are Nanotubes?

What makes Boron Nitride Nanotubes special?

What was the inspiration for the NanoBarb?

How do NanoBarbs improve on Boron Nitride Nanotubes?

Why should investors be interested?

Why is your team uniquely qualified to solve the problems?

What are your competitive advantages?

Where do you see yourself in the next few years?

What key intellectual property does BNNano have? Who developed the IP? Who owns the IP?

TEAM



Steve Wilcenski

Founder and CEO

For over 20 years, Steve has been an active member of teams designing and developing technologies and products on the micro and nano-scale. Many of these products have enabled disruptive technologies for markets, including Defense, Aerospace, Biomedical, Automotive, Communications, and Consumer Electronics. Before co-founding BNNano, Steve was the President and General Manager for the MEMS Business Unit of MEMSCAP, SA. Steve earned a B.S. in Material Science and Engineering from North Carolina State University, an M.S. in Chemistry from Clemson University, and an MBA from North Carolina State University.



Jason Taylor

Founder and CTO

Jason began his career as a Process Development Engineer, working to identify critical factors and optimize multilayer GaN epitaxy for LED products initially introduced in the dashboards of cars, cellphones, and video screens. Working directly with customers and internal R&D groups, Taylor helped to develop innovative ways to address market opportunities creating ten patents along the way. During this time, Jason began looking for new materials that could lead to the "next" revolution; he found Boron Nitride Nanotubes. Jason earned a B.S. and M.S. in Materials Science and Engineering from Virginia Tech.



Theodore Kalmbach
Chief Strategy Officer

Ted began his career as a strategy consultant for Accenture in Munich and Berlin, focused on the automotive/energy sectors. He joined the Institute for Defense Analyses in 2004, supporting the Pentagon's counter-insurgency strategy, then transitioned to the U.S. Department of State in 2006, serving as a diplomat in Afghanistan, the Philippines, and Austria. Ted graduated from Boston College with a B.A. in International Affairs and completed a Fulbright Scholarship in Duesseldorf, where he analyzed the German and Chinese energy markets. Ted later earned a M.A. from Johns Hopkins in National Security Strategy.



Mark Edmond
Director of Operations

Before joining BNNano, Mark helped upstart lighting company LED Lighting Fixtures, Inc. (LLF) develop the first commercially viable LED general lighting products. After Cree purchased LLF in 2008, Mark held roles as Product Development Manager and R&D Researcher in LED lighting, notably inventing concepts for Cree's CR series of LED lamps and developing Cree's line of consumer light bulbs. Mark currently has 31 issued US patents and earned his B.S. in Ceramic Engineering from Alfred University.

USE OF PROCEEDS

If the offering's maximum amount of $1,069,999 is raised:

Use	Value	% of Proceeds
Payroll and New Hires	$275,000	25.7%
Facilities Improvement	$126,000	11.8%
Capital Equipment	$100,000	9.3%
Product Development	$200,000	18.7%
Intellectual Property	$166,569	15.6%
Research and Development	$150,000	14.0%
Intermediary fees	$52,430	4.9%

TERMS

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

12,398,649 shares
× $1.70 per share

$21,077,703 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on February 10, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website
› LinkedIn
› Twitter
› YouTube

UPDATES

Feb 10, 2021 • Primary offering of 629,411 shares at $1.70

Feb 10, 2021 • Filed Form C

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